Exhibit 4.7

Canfite BioPharma	ACP10004

Master Services Agreement

Accellient Partners LLC

A Massachusetts Limited Liability Company

1000 Winter Street

Suite 2000

Waltham, Massachusetts 02451

USA

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Canfite BioPharma	ACP10004

MASTER SERVICES AGREEMENT

Effective 10 May 2010 (the "Effective Date"), Accellient Partners, LLC, (“ACCELLIENT PARTNERS”) located at 1000 Winter St., Suite 2000, Waltham, MA 02451 and Canfite BioPharma Ltd. (“CLIENT”) located at 10 Bareket Street, Petach-Tivka, 49170, Israel, seek to enter into an agreement whereby ACCELLIENT PARTNERS shall provide consulting and project management services to CLIENT.

The scope of work and services shall be outlined in one or more Work Orders (each a “Work Order”). Upon agreement to the terms of such Work Order, ACCELLIENT PARTNERS shall perform the consulting services for CLIENT described in such Work Order (the “Services”). Each Work Order may but is not required to be attached hereto, from time to time, collectively, as Exhibits. Each Work Order which shall be subject to the provisions of this Agreement, is made fully a part hereof. Regardless of whether a Work Order is attached to a copy of this Agreement, it is understood and agreed that this Agreement shall control the relationship of CLIENT and ACCELLIENT PARTNERS with respect to any and all Work Orders.

Accordingly, ACCELLIENT PARTNERS and CLIENT agree as follows:

1. Services. CLIENT hereby retains ACCELLIENT PARTNERS and ACCELLIENT PARTNERS agrees to undertake and complete the consulting services (“Consulting Services”) as CLIENT may from time to time request.

a) ACCELLIENT PARTNERS’ Personnel. ACCELLIENT PARTNERS has, and if necessary will engage, employees, subcontractors and/or consultants (“ACCELLIENT PARTNERS’ Personnel”) with the proper skill, training and experience to provide the Consulting Services. Before providing Consulting Services, all ACCELLIENT PARTNERS’ Personnel must have agreed in writing to confidentiality obligations at least as stringent as those set forth in this Agreement. ACCELLIENT PARTNERS agrees to have an agreement in place with all ACCELLIENT PARTNERS’ Personnel that assigns and otherwise effectively vests in ACCELLIENT PARTNERS all rights to the products of their work.

b) Third Party Confidential Information. ACCELLIENT PARTNERS agrees not to disclose or incorporate confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

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Canfite BioPharma	ACP10004

c) Subcontracting. ACCELLIENT PARTNERS may subcontract the performance of certain of its obligations hereunder to qualified third parties, provided that ACCELLIENT PARTNERS notifies CLIENT of the proposed subcontractor and identifies the specific Consulting Services to be performed by the subcontractor. At the request of CLIENT, ACCELLIENT PARTNERS agrees to provide CLIENT with a copy of ACCELLIENT PARTNERS’ agreement with any subcontractors rendering Consulting Services, which copy may be redacted to eliminate any confidential information.

2. Payment. In consideration of CLIENT’s acceptance of this AGREEMENT, CLIENT shall pay ACCELLIENT PARTNERS as specified in the Work Order for Consulting Services provided by ACCELLIENT PARTNERS.

3. Records. All papers, records, data, documents, and other materials, including copies, electronic and optical media, and computerized records that ACCELLIENT PARTNERS possesses or creates as a result of performing Consulting Services hereunder (collectively "Records") are the sole and exclusive property of CLIENT. ACCELLIENT PARTNERS shall use commercially reasonable efforts to maintain all Records in a safe and secure manner during the term of this Agreement and for one year after expiration or earlier termination of this AGREEMENT (or such shorter period specified by CLIENT), after which time ACCELLIENT PARTNERS may dispose of all non-original Records. Original GMP, GLP, GCP study Records and original regulatory submission documents will be returned to the CLIENT or sent to permanent secure off site storage at CLIENT’S expense. ACCELLIENT PARTNERS shall make any and all Records available for inspection or duplication by CLIENT's authorized representatives, with notice, and shall deliver the same at any time to a location specified by written instruction of CLIENT to ACCELLIENT PARTNERS.

4. Debarment. ACCELLIENT PARTNERS warrants and represents that neither ACCELLIENT PARTNERS nor, to its knowledge, any ACCELLIENT PARTNERS Personnel has ever been, nor is currently, debarred under the Federal Food, Drug and Cosmetic Act. ACCELLIENT PARTNERS further represents and warrants that it has not and shall not knowingly use in any capacity the services of any individual, corporation, partnership, or association that has been debarred under the Federal Food, Drug and Cosmetic Act. In the event ACCELLIENT PARTNERS or any ACCELLIENT PARTNERS personnel becomes debarred or receives a notice of an action or threat of an action with respect to debarment, ACCELLIENT PARTNERS shall immediately notify CLIENT, and CLIENT shall have the right to terminate this AGREEMENT immediately upon written notice to ACCELLIENT PARTNERS without any further obligation or liability hereunder.

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Canfite BioPharma	ACP10004

5. Inventions. All inventions, (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas, techniques and information in possession of ACCELLIENT PARTNERS on or before the Effective Date of this Agreement (collectively "ACCELLIENT PARTNERS INVENTIONS") shall be owned exclusively by ACCELLIENT PARTNERS. Any improvements to or developments of ACCELLIENT PARTNERS INVENTIONS made after the effective date of this Agreement shall belong exclusively to ACCELLIENT PARTNERS. Improvements to ACCELLIENT PARTNERS INVENTIONS made under the terms of this Agreement shall be made available to CLIENT by way of a nonexclusive worldwide royalty-free license which ACCELLIENT PARTNERS hereby grants to CLIENT. CLIENT shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all deliverables, reports, inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas, techniques, improvements and information, other than ACCELLIENT PARTNERS INVENTIONS, made or conceived or reduced to practice, in whole or in part, by ACCELLIENT PARTNERS in connection with the Consulting Services or any Proprietary Information (as defined below) (collectively, “CLIENT Inventions”) and ACCELLIENT PARTNERS will promptly disclose and provide all CLIENT Inventions to CLIENT. ACCELLIENT PARTNERS hereby makes all assignments necessary to accomplish said assignment and will take such additional steps as reasonably necessary, at CLIENT's direction and expense (including ACCELLIENT PARTNERS' costs for ACCELLIENT PARTNERS' employees and consultants' time), to prepare necessary documents in connection with the assignment.

6. Confidentiality.

a) ACCELLIENT PARTNERS agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees of CLIENT) ACCELLIENT PARTNERS learns, creates or obtains in connection with Services or that are received by or for CLIENT in connection with the Consulting Services, constitute “Client Proprietary Information” except as required or necessary by law or regulation. ACCELLIENT PARTNERS, however, shall not be obligated under this paragraph 6 with respect to information ACCELLIENT PARTNERS can document: (i) is or becomes readily publicly available without restriction through no fault of ACCELLIENT PARTNERS; (ii) was known to ACCELLIENT PARTNERS prior to the date of this Agreement and is not subject to another confidentiality obligation to Client; or (iii) was developed or discovered by ACCELLIENT PARTNERS without reference to CLIENT Proprietary Information.

b) Upon termination and as otherwise requested by CLIENT, ACCELLIENT PARTNERS will promptly return to CLIENT all items and copies containing or embodying CLIENT Proprietary Information, except that ACCELLIENT PARTNERS may keep copies of its own compensation records and CLIENT Proprietary information as may reasonably be required for ACCELLIENT PARTNERS to comply with law or regulation, and this Agreement.

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Canfite BioPharma	ACP10004

7. Warranties and Representations. ACCELLIENT PARTNERS warrants and represents the following:

a) The Consulting Services will be performed in a professional and workmanlike manner consistent with the highest prevailing applicable industry standards.

b) Neither the Consulting Services nor any part of this Agreement is or will be inconsistent with any obligation ACCELLIENT PARTNERS may have to any other party.

c) THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY ACCELLIENT PARTNERS TO CLIENT. THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, MATERIALS, OR SERVICES TO BE SUPPLIED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

8. Termination. The term of this AGREEMENT shall begin on the Effective Date and shall remain in force until the conclusion of the project or for 2 (two) years whichever comes first (the “Initial Term”), and this AGREEMENT will automatically renew under the same terms on a month-to-month basis until the renewal is terminated by either party upon delivery to the other party of thirty (30) days written notice.

a) Termination by CLIENT: CLIENT may immediately terminate this Agreement at any time upon written notice to ACCELLIENT PARTNERS in the event of a breach of this Agreement by ACCELLIENT PARTNERS which cannot be cured (e.g., breach of the confidentiality obligations). Further, following the expiration of the Initial Term, CLIENT may terminate this AGREEMENT without cause by giving thirty (30) days prior written notice to ACCELLIENT PARTNERS.

b) Termination by ACCELLIENT PARTNERS: ACCELLIENT PARTNERS may terminate this Agreement upon thirty (30) days prior written notice to CLIENT if CLIENT breaches this Agreement and such breach is not cured within the notice period.

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Canfite BioPharma	ACP10004

c) Effect of Expiration or Termination. Upon expiration or termination of this Agreement, neither ACCELLIENT PARTNERS nor CLIENT will have any further obligations under this Agreement, except that (a) ACCELLIENT PARTNERS will terminate all Consulting Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by CLIENT, unless CLIENT specifies in the notice of termination that Consulting Services in progress should be completed, (b) ACCELLIENT PARTNERS will deliver to CLIENT any Records in its possession or control and all Inventions developed through expiration or termination, (c) CLIENT will pay ACCELLIENT PARTNERS any monies due and owing CLIENT, up to the time of termination or expiration, for Consulting Services actually performed and all authorized expenses actually incurred, (d) ACCELLIENT PARTNERS will promptly refund to CLIENT any monies paid by CLIENT in advance for Consulting Services not rendered, (e) ACCELLIENT PARTNERS will immediately return to CLIENT all Proprietary Information and copies thereof provided to ACCELLIENT PARTNERS under this Agreement except for one (1) copy which ACCELLIENT PARTNERS may retain solely to monitor ACCELLIENT PARTNERS’ surviving obligations of confidentiality, and (f) the terms, conditions and obligations under Sections 2, 3, 4, 5, 7(c) and 10 through 15 will survive expiration or termination for any reason.

9. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. ACCELLIENT PARTNERS is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort.

10. Indemnification:

a) ACCELLIENT PARTNERS will indemnify and hold harmless CLIENT and its Affiliates and their officers, directors, employees and agents from and against any liability, loss, damage, action, claim or expense (including reasonable attorney’s fees) (collectively, “Losses”) actually incurred and arising from any third party claim relating to (a) a failure by ACCELLIENT PARTNERS to perform the Services materially in accordance with the terms of this Agreement or any such applicable law(s) or regulation(s); or (b) ACCELLIENT PARTNERS’ gross negligence or willful misconduct; in each case save for any Losses for which CLIENT is obligated to indemnify ACCELLIENT PARTNERS hereunder.

b) CLIENT will indemnify and hold harmless ACCELLIENT PARTNERS and its Affiliates and their officers, directors, employees and agents from and against any Losses arising from any third party claim relating to (a) CLIENT's research, development, manufacturing, commercialization, exploitation, use or sale of a product; (b) the use or sale of or exposure to a product or any material provided to ACCELLIENT PARTNERS by CLIENT; (c) ACCELLIENT PARTNERS' or CLIENT's use of any of CLIENT's Intellectual Property Rights or any claims of infringement based on any materials or requests for Services provided by CLIENT to ACCELLIENT PARTNERS under this Agreement, or (d) ACCELLIENT PARTNERS' performance of the Services in compliance with this Agreement, in each case save for any Losses for which ACCELLIENT PARTNERS is obligated to indemnify CLIENT hereunder.

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Canfite BioPharma	ACP10004

c) The indemnified party will notify the indemnifying party forthwith upon becoming aware of the claim, and take all action reasonably requested by the indemnifying party to avoid, compromise or defend the claim, and any proceedings in respect of the claim, subject to the indemnified party being indemnified by the indemnifying party as provided in this Section, and secured to its reasonable satisfaction against all costs and expenses which may be incurred by doing so. The indemnified party’s failure to so notify the indemnifying party or take all action reasonably requested by the indemnifying party will not relieve the indemnifying party of its obligations under this Section unless the indemnifying party is materially prejudiced thereby.

11. Insurance. ACCELLIENT PARTNERS carries, with financially sound and reputable insurers, worker’s compensation insurance with benefits determined by statute.

12. Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, ACCELLIENT PARTNERS’S LIABILITY TO CLIENT UNDER THIS AGREEMENT FOR ANY BREACH OF THIS AGREEMENT WILL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT ACTUALLY PAID BY CLIENT TO ACCELLIENT PARTNERS. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), WHETHER OR NOT FORESEEABLE, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER THEREOF.

13. Assignment. Except as provided in Section 1(c), this Agreement may not be assigned by ACCELLIENT PARTNERS without the prior written consent of CLIENT. No assignment will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

14. Use of Name. Neither party may use the other party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other party. ACCELLIENT PARTNERS, however, consents to the use by CLIENT of ACCELLIENT PARTNERS’ name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of ACCELLIENT PARTNERS’ relationship with or services to CLIENT. This section does not restrict a party’s ability to use the other party’s name in filings with the Securities and Exchange Commission, FDA, or other governmental agencies, when required to do so.

15. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three (3) days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

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Canfite BioPharma Ltd.	AP Contract Number

16. Irreparable Injury: Any breach of Section 6 that may cause irreparable harm to CLIENT for which damages would not be an adequate remedy, and, therefore, CLIENT will be entitled to seek injunctive relief with respect thereto in addition to any other remedies.

17. Miscellaneous: The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of Massachusetts without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

The duly authorized representatives of ACCELLIENT PARTNERS and CLIENT have executed this Consulting Agreement on the date first written above.

ACCELLIENT PARTNERS LLC		CANFITE BIOPHARMA LTD

By:	/s/ William Kerns	By:	/s/ Pnina Fishman
Name: William Kerns		Name: Pnina Fishman
Title: CEO		Title: CEO
Tel: 978.456.9975		Tel: +972-3-9241114
Email: bill.kerns@accellient.com		Email: pnina@canfite.co.il

23 May 2010	Page 8 of 11	CONFIDENTIAL

Canfite BioPharma	ACP10004

Exhibit 1

WORK ORDER #1

Management of Drug Development Programs

Effective Date of Work Order: 10 May 2010

This Work Order (“Work Order”) is between ACCELLIENT PARTNERS Inc. (“ACCELLIENT PARTNERS”) located at 1000 Winter St., Suite 2000, Waltham, MA 02451 and Canfite BioPharma Ltd. (“CLIENT”) located at 10 Bareket Street, Petach-Tivka, 49170, Israel and relates to the Consulting Services Agreement dated 10 May 2010 (the “CSA”), which is incorporated by reference herein. Pursuant to the CSA, ACCELLIENT PARTNERS has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

SCOPE OF WORK

ACCELLIENT PARTNERS shall provide pharmaceutical and/or device consulting and project management services to CLIENT in the areas of:

Due diligence, investor support, discovery candidate selection, drug substance and drug product manufacturing, analytical chemistry, formulation development, pharmacology, metabolism, bioanalytical method development, pharmacokinetics, toxicology, regulatory submissions and/or clinical development (the “Field”) in pursuit of therapeutic products and/or devices as well as providing services outside of the Field with mutual written agreement of the parties.

Specifically this project covers full development support for Canfite BioPharma.

FEES

In consideration of CLIENT’s acceptance of this AGREEMENT, CLIENT shall pay ACCELLIENT PARTNERS at the rates specified below for Consulting Services provided by ACCELLIENT PARTNERS.

Table 1. ACCELLIENT PARTNERS’ RATES

	Consulting
Consultant	Rate (/hr)	Travel Rate (/hr)
CEO	$350	$175
COO	$250	$125
Executive VP	$300	$150
Principal (eg. PhD)	$250-350	$137-175
Associate (eg. eCTD/Regulatory Docs/PM)	$150-200	$75-100
Clinician (eg., MD)	$400-450	$200-225

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Canfite BioPharma	ACP10004

FIXED COST ACTIVITIES

APTUIT CONSULTING will invoice client $1200.00 monthly for US office support, (mail, phone, general administration), US agent fees, Sharepoint filing and document maintenance and retention.

Additional consulting services requested outside of those above may also be provided at the rates outlined in Table 1.

ACCELLIENT PARTNERS shall bill CLIENT monthly for all Consulting Services and each invoice shall provide a detailed accounting by project and tasks and the total hours spent working on each task. The invoice shall include all office meetings, conferences, phone discussions, email correspondence, research, and report preparation. Travel time between the hours of 1800 and 0800 will be billed at 50% of the regular consulting rate as specified in Table 1. Work performed outside ACCELLIENT PARTNERS’ offices will be billed in 4 hour increments for site visits local to the consultant; additional time be billed in one hour increments; work performed at sites that require air/rail travel will be billed minimally at 8 hours per day with additional hours in 1 hour increments; work performed in ACCELLIENT PARTNERS’ offices will be billed in 15 minute increments. ACCELLIENT PARTNERS’ fee schedule is subject to change with sixty (60) day written notification. Changes in rates will be deemed accepted by the CLIENT thirty (30) days from the notice of such change.

In addition to its other duties of payment under this Agreement, CLIENT agrees to pay all fees incurred by ACCELLIENT PARTNERS including pass-through expenses, unless CLIENT provides written notice to ACCELLIENT PARTNERS to cease providing services. Upon receipt of such written notice, ACCELLIENT PARTNERS shall cease work for the CLIENT and invoice client for fees and pass through expenses incurred through the receipt of notice.

CLIENT shall pre-pay or reimburse ACCELLIENT PARTNERS for all out-of-pocket expenses incurred by ACCELLIENT PARTNERS in the performance of the Consulting Services. Such expenses include, but are not limited to, express mail delivery, travel, meals, taxis and lodging. Telephone calls are not reimbursable. All airline travel shall be via commercial airline at full refundable coach fare for travel less than 5 hours or full business (international) or first (North America) class fare for travel greater than 5 hours. Expenses will be itemized on each invoice.

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Canfite BioPharma Ltd.	AP Contract Number

INVOICES

Invoices should be sent to:

Client Name:	Canfite BioPharma, Ltd.
Contact Name:	Motti Farbstein
Address:	10 Bareket Street, Petach-Tivka, 49170, Israel
Email Address:	Motti@canfite.co.il
Telephone Number:	+972-3-9241114

Each invoice is payable upon presentation, net 30 days, unless disputed in writing. Undisputed amounts not paid within 30 days are subject to interest charges at a rate of 1.5% per month. Such interest will be accrued and added to subsequent billings. In the event that legal proceedings are required to collect fees and expenses owed, CLIENT shall pay all reasonable attorneys'fees and other costs of collection.

PAYMENTS

All payments must be made in US dollars drawn on a US Bank. It is preferred that CLIENTS remit payment by wire transfer, especially for international payments. Invoicing directions are stated on the invoice.

The duly authorized representatives of ACCELLIENT PARTNERS and CLIENT have executed this Work Order on the date first written above.

ACCELLIENT PARTNERS LLC		CANFITE BIOPHARMA LTD

By:	/s/ William Kerns	By:	/s/ Pnina Fishman
Name: William Kerns		Name: Pnina Fishman
Title: CEO		Title: CEO
Tel: 978.456.9975		Tel: +972-3-9241114
Email: bill.kerns@accellient.com		Email: pnina@canfite.co.il

23 May 2010	Page 11 of 11	CONFIDENTIAL